FAT PROJECTS ACQUISITION CORP

October 6, 2021

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

Attention: Janice Adeloye

Re:	Fat Projects Acquisition Corp (the “Company”) Registration Statement on Form S-1 (File No. 333-257126) (the “Registration Statement”)

Dear Ms. Adeloye,

The Company hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 4:30 p.m., Eastern time, on Tuesday, October 12, 2021, or as soon thereafter as practicable.

Should you have any questions concerning this request, please contact me at +61 452-670-069 or our counsel, Andrew M. Tucker at Nelson Mullins Riley & Scarborough LLP at 202-689-2987.

[Signature page follows]

27 Bukit Manis Road, Singapore• Tel: +61 452-670-069

Very truly yours,

Fat Projects Acquisition Corp

By:	/s/ David Andrada
Name:	David Andrada
Title:	Chief Executive Officer

[Signature Page to Acceleration Request Letter]